                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       ESTERLINE TECHNOLOGIES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
                       ESTERLINE TECHNOLOGIES CORPORATION

                              10800 NE 8TH STREET
                           BELLEVUE, WASHINGTON 98004

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 4, 1998

                            ------------------------

To the Shareholders of Esterline Technologies Corporation:

    NOTICE IS HEREBY GIVEN that the 1998 ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), annual meeting of shareholders will be held on Wednesday, March 4, 1998 at 10:00 a.m., at the Hyatt Regency Bellevue, 900 Bellevue Way, Bellevue, Washington, for the following purposes:

    (1) to elect three directors of the Company to serve a term of three years;

    (2) to ratify the selection of Deloitte & Touche LLP, as the Company's independent auditors for the fiscal year 1998; and

    (3) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on January 5, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

    The Company's Annual Report for the fiscal year 1997 is enclosed for your convenience.

                                          By order of the Board of Directors

                                          /s/ Robert W. Stevenson

                                          ROBERT W. STEVENSON
                                          EXECUTIVE VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

                                          January 23, 1998

--------------------------------------------------------------------------------

    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT EITHER IN PERSON OR BY PROXY FOR THE MEETING TO BE HELD. IF YOU ATTEND THE MEETING AND VOTE YOUR SHARES PERSONALLY, ANY PREVIOUS PROXIES WILL BE REVOKED.

--------------------------------------------------------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 4, 1998

                            ------------------------

    This proxy statement, which is first being mailed to shareholders on or about January 23, 1998, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the "Company") of proxies in the accompanying form to be voted at the 1998 annual meeting of shareholders of the Company to be held on March 4, 1998, and at any adjournment or postponement thereof. The Company's principal executive office is at 10800 NE 8th Street, Bellevue, Washington 98004.

    The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit, without additional compensation, the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse such persons for their expenses in so doing.

    Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attendance in person at the meeting and voting the shares, (b) by executing another proxy dated as of a later date or (c) by written notification to the Secretary of the Company, at its address set forth on the notice of the meeting, if received prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

    The Board of Directors has fixed the close of business on January 5, 1998, as the record date for determination of holders of common stock of the Company (the "Common Stock") entitled to notice of and to vote at the annual meeting. At the close of business on the record date there were outstanding and entitled to vote 8,642,911 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The Common Stock is listed for trading on the New York Stock Exchange.

    Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether or not a quorum is present at the annual meeting. The inspectors of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or other nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

                             ELECTION OF DIRECTORS

    Three directors are to be elected at the 1998 annual meeting of shareholders to serve three-year terms expiring at the 2001 annual meeting or until their successors are elected and qualified. The Board of Directors recommends a vote FOR the three director nominees named below.

    Directors of the Company are normally elected for three-year terms that are staggered such that one-third of the directors are elected each year. The current directors whose terms expire at the 1998 annual meeting are John F. Clearman, Edwin I. Colodny and Paul G. Schloemer. Mr. Colodny, who has served on the Board of Directors since 1992, has advised the Board that he will be retiring as a director immediately after the conclusion of the 1998 annual meeting of shareholders.

    Information as to each nominee and each director whose term will continue after the 1998 annual meeting is provided below. The three director nominees who receive the greatest number of votes cast at the meeting by shareholders entitled to vote, either in person or by proxy, shall be elected directors. In the election of directors, any action other than a vote FOR the nominee will have the practical effect of voting against the nominee. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the three nominees named below. The Board of Directors knows of no reason why any of the nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, it is intended that the persons named as proxies will vote for the election of such other persons, if any, as the Board of Directors may recommend.

                                   NOMINEES:

RICHARD R. ALBRECHT

SENIOR ADVISOR, COMMERCIAL AIRPLANE GROUP, THE BOEING COMPANY.  Age 65.
Mr. Albrecht has been a Senior Advisor to the Commercial Airplane Group for The Boeing Company (an aerospace company) since August 1997. Prior thereto, he was Executive Vice President of Boeing Commercial Airplane Group, having held such position from 1984 to 1997. He was elected a director effective December 1997.

JOHN F. CLEARMAN

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), NC MACHINERY CO.  Age 60.
Mr. Clearman is the retired President and Chief Executive Officer of NC Machinery Co. (a heavy machinery distributor), having held such positions from 1986 through 1994. He has been a director of the Company since 1989.

PAUL G. SCHLOEMER

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), PARKER HANNIFIN CORPORATION. Age 69. Mr. Schloemer is the retired President and Chief Executive Officer of Parker Hannifin Corporation (a manufacturer of motion control products), having held such positions from 1984 to 1993 and is a director of Parker Hannifin Corporation, Rubbermaid Incorporated and AMP Incorporated. He has been a director of the Company since 1993.

                             CONTINUING DIRECTORS:

GILBERT W. ANDERSON

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), PHYSIO-CONTROL
CORPORATION. Age 69. Mr. Anderson is the retired President and Chief Executive Officer of Physio-Control Corporation (a medical device manufacturer), having held such positions from 1986 to 1991 and is a private investor. He is also a director of SpaceLabs Medical. He has been a director of the Company since 1991 and his term expires in 2000.

E. JOHN FINN

CHAIRMAN (RETIRED), DORR-OLIVER INCORPORATED. Age 66. Mr. Finn is the retired Chairman and Partner of Dorr-Oliver Incorporated (a fluid/particle treatment equipment manufacturer), having held such positions from 1988 to 1995. He is also a director of Advanced Refractory Technologies and Stanley Technology Group, Inc. and is on the Advisory Board of Bay Mills Ltd. He has been a director of the Company since 1989 and his term expires in 1999.

ROBERT F. GOLDHAMMER

CHAIRMAN, IMCLONE SYSTEMS, INCORPORATED. Age 66. Mr. Goldhammer has been the Chairman of ImClone Systems, Incorporated (a biotechnology company) since 1984. Prior thereto, he was a Partner and Vice Chairman of the Executive Committee of Kidder, Peabody & Co. Incorporated. He is also a Partner at Concord International Investments Group L. P. He has been a director of the Company since 1974 and his term expires in 1999.

WENDELL P. HURLBUT

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ESTERLINE TECHNOLOGIES.  Age 66.
Mr. Hurlbut has served as Chairman and Chief Executive Officer of the Company since September 1997. Prior thereto, he served as Chairman, President and Chief Executive Officer from January 1993 through September 1997. From February 1989 through December 1992, he was President and Chief Executive Officer.
Mr. Hurlbut is also a member of the Board of Directors of the National Association of Manufacturers. He has been a director of the Company since 1989 and his term expires in 2000.

JEROME J. MEYER

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, TEKTRONIX, INC. Age 59. Mr. Meyer has been the Chairman and Chief Executive Officer of Tektronix, Inc. (an electronic equipment manufacturer) since 1990 and was the President of Industrial Group of Honeywell, Inc. from 1988 to 1990. He is also a director of Enron Corp. and AMP Incorporated. He has been a director of the Company since 1992 and his term expires in 1999.

MALCOLM T. STAMPER

VICE CHAIRMAN (RETIRED), THE BOEING COMPANY. Age 72. Mr. Stamper is the retired President and Vice Chairman of The Boeing Company (an aerospace company), having held such positions from 1972 to 1990 and has been the Chairman, Chief Executive Officer and Publisher of Storytellers Ink since 1990. He is also a director of Whittaker Corp. and Pro-Air. He has been a director of the Company since 1991 and his term expires in 2000.

                       OTHER INFORMATION AS TO DIRECTORS

DIRECTOR COMPENSATION

    The Company pays, in cash, each non-employee director an annual retainer fee of $20,000 for services on the Board and all committees thereof, a fee of $1,000 for each special meeting attended and a fee of $200 for each telephonic meeting in which they participate (and reimburses each such director for out-of-pocket expenses incurred therewith). The Company also pays non-employee committee chairmen an annual fee of $5,000. In addition, the Company pays non-employee directors additional compensation in the form of an annual issuance to each director of $5,000 worth of fully-paid Common Stock and reimburses each such director in cash for the payment of income taxes ($3,300 at current Federal income tax rates) on this stock. Employees of the Company serving on the Board and committees thereof receive no additional compensation for such service. There were six meetings of the Board of Directors during fiscal 1997.

BOARD COMMITTEES

    THE AUDIT COMMITTEE, currently consisting of Messrs. Clearman (Chairman), Anderson, Colodny, Meyer and Schloemer, recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any non-audit assignments. This Committee also reviews: (1) the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors resulting therefrom and management's response thereto, (2) the accounting principles being applied by the Company in financial reporting, (3) the activities of the Company's internal auditors and the adequacy of internal accounting controls,
(4) the Company's environmental compliance practices and management system, and
(5) such other related matters as it deems appropriate. The Audit Committee met five times during 1997.

    THE COMPENSATION & STOCK OPTION COMMITTEE, currently consisting of Messrs. Goldhammer (Chairman), Finn and Stamper, recommends the form and level of compensation for officers of the Company. The Compensation & Stock Option Committee has also been appointed by the Board of Directors to administer the Company's stock option plans and incentive compensation plans. The Compensation & Stock Option Committee met five times during 1997.

    THE EXECUTIVE COMMITTEE, currently consisting of Messrs. Hurlbut (Chairman), Finn, Goldhammer and Stamper, reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee met once during fiscal 1997.

    THE NOMINATING COMMITTEE, currently consisting of Messrs. Stamper (Chairman), Colodny and Finn, recommends individuals to be presented to the shareholders of the Company for election or re-election to the Board of Directors. Written proposals from shareholders for nominees for directors to be elected at the 1998 annual meeting which submitted to the Secretary of the Company by September 15, 1997, and which contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications, will be considered by the Nominating Committee. The Nominating Committee met twice during fiscal 1997.

    Each director, during fiscal 1997, attended at least 75% of the total number of meetings of the Board of Directors and Board committees of which he was a member.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 11, 1998 by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's named executive officers and (iv) all directors and executive officers of the Company as a group.

                                                                NUMBER OF      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         SHARES(2)     OF CLASS
------------------------------------------------------------  -------------   ---------
The Prudential Insurance Company of America.................  581,900(3)        6.7%
  Prudential Plaza, Newark, NJ 07102
Heartland Advisors, Inc.....................................  451,200(4)        5.2%
  790 North Milwaukee Street, Milwaukee, WI 53202
Wendell P. Hurlbut..........................................  105,496(5)        1.2%
Larry A. Kring..............................................  103,950(5)        1.2%
Stephen R. Larson...........................................   78,750(5)        *
Robert W. Cremin............................................   47,894(5)(6)     *
Robert W. Stevenson.........................................   39,812(5)(6)     *
E. John Finn................................................   18,755           *
Robert F. Goldhammer........................................   11,505           *
John F. Clearman............................................    5,755           *
Gilbert W. Anderson.........................................    2,877           *
Edwin I. Colodny............................................    2,755           *
Jerome J. Meyer.............................................    1,755           *
Paul G. Schloemer...........................................    1,755           *
Malcolm T. Stamper..........................................    1,755           *
Richard R. Albrecht.........................................    1,000           *
Directors, nominees and executive officers as a group (16
  persons)..................................................  438,814(5)(6)     4.9%

------------------------

 *  Less than 1%

(1) Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 10800 NE 8th Street, Bellevue, Washington 98004.

(2) Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3) The holding shown is based on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on or about January 29, 1997, and certain other information provided by The Prudential Insurance Company of America, an insurance company, a registered broker-dealer and a registered investment advisor that disclaims beneficial ownership of these shares. Based on such information, shared voting and dispositive power is reported with respect to all of the shares.

(4) The holding shown is based on a Schedule 13G filed with the SEC on or about February 12, 1997, and certain other information provided by Heartland Advisors, Inc., a registered broker-dealer and a registered investment advisor. Based on such information, shared voting and dispositive power is reported with respect to all of the shares.

(5) Includes shares subject to options granted under the Company's Stock Option Plans which are exercisable currently or within 60 days of the date of this proxy statement as follows: Mr. Hurlbut, 67,000 shares; Mr. Cremin, 44,250 shares; Mr. Stevenson, 28,750 shares; Mr. Kring, 98,750 shares; Mr. Larson, 78,750 shares; and directors, nominees and executive officers as a group, 332,500 shares.

(6) Includes shares held in the name of such holder's children as follows:
    Mr. Cremin, 811 shares and Mr. Stevenson, 7,400 shares.

                             EXECUTIVE COMPENSATION

    The following table summarizes compensation paid or accrued during fiscal years 1997, 1996 and 1995 for services in all capacities to the Company by the persons who, at October 31, 1997, were the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                               ---------------------------
                                                                                   AWARDS
                                                                 ANNUAL        --------------    PAYOUTS
                                                              COMPENSATION       SECURITIES     ----------
                                                           ------------------    UNDERLYING        LTIP        ALL OTHER
                                                            SALARY    BONUS       OPTIONS        PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR     ($)       ($)          (#)           ($)(1)        ($)(2)
--------------------------------------------------  -----  --------  --------  --------------   ----------   -------------
Wendell P. Hurlbut ...............................   1997   421,667   349,350     18,000         287,100         2,375
  Chairman of the Board                              1996   401,667   217,947     20,000         589,695         2,375
  and Chief Executive Officer                        1995   379,167   346,500     30,000         131,105         2,310

Robert W. Cremin .................................   1997   317,083   232,900     25,000         156,600         2,375
  President and Chief                                1996   266,667   127,136     65,000         212,427         2,375
  Operating Officer (3)                              1995   247,500   168,750     15,000          46,273         2,310

Robert W. Stevenson ..............................   1997   277,500   172,620     10,000         104,400         2,375
  Executive Vice President,                          1996   265,000   106,955      7,500         223,465         2,375
  Chief Financial Officer,                           1995   262,500   178,875     10,000          53,985         2,310
  Secretary and Treasurer

Larry A. Kring ...................................   1997   252,500   139,740     10,000          93,960         2,375
  Group Vice President                               1996   237,500    86,102      7,500         192,289         2,375
                                                     1995   222,500   135,000     10,000          42,416         2,310

Stephen R. Larson ................................   1997   230,000   127,136     10,000          93,960         2,375
  Group Vice President                               1996   218,333    80,721      7,500         192,289         2,375
                                                     1995   208,333   126,000     10,000          42,416         2,310

------------------------

(1) The Compensation Committee adopted a new long-term incentive compensation plan in fiscal 1997 covering the three years 1997-1999. See "Compensation Committee Report--Long-Term Incentive Plan." The Board terminated the three open four-year cycles for fiscal 1996 and prior under the Company's long-term incentive compensation plan. With respect to compensation reported in fiscal 1996, amounts shown include settlement of all amounts accrued and due through the date of termination under open cycles of the discontinued plan.

(2) Amounts contributed or accrued by the Company for the Named Executive Officer under the Company's 401(k) plan.

(3) President and Chief Operating Officer since September 25, 1997 at an annual salary of $340,000 and Executive Vice President and Chief Operating Officer from October 1, 1996 to September 24, 1997, at a salary of $315,000.

OPTIONS GRANTED IN THE FISCAL YEAR ENDED OCTOBER 31, 1997

                                     INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------
                            NUMBER OF                                                          POTENTIAL REALIZABLE VALUE AT
                            SECURITIES     % OF TOTAL                                             ASSUMED ANNUAL RATES OF
                            UNDERLYING       OPTIONS                                           STOCK PRICE APPRECIATION FOR
                             OPTIONS       GRANTED TO                                                 OPTION TERM(2)
                             GRANTED      EMPLOYEES IN      EXERCISE                           -----------------------------
NAME                          (#)(1)       FISCAL YEAR    PRICE ($/SH)     EXPIRATION DATE      0%($)      5%($)     10%($)
-------------------------  ------------   -------------   -------------   ------------------   --------   -------   --------
Wendell P. Hurlbut.......   18,000(3)          13%           26.50          December 2006         0       299,983    760,215
Robert W. Cremin.........   12,000(3)                        26.50          December 2006         0       199,988    506,810
                            13,000(4)          18%           39.75          September 2007        0       324,981    823,566
Robert W. Stevenson......   10,000(3)           7%           26.50          December 2006         0       166,657    422,342
Larry A. Kring...........   10,000(3)           7%           26.50          December 2006         0       166,657    422,342
Stephen R. Larson........   10,000(3)           7%           26.50          December 2006         0       166,657    422,342

------------------------

(1) The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant. In the event any person becomes the beneficial owner of 30% or more of the Common Stock, including by means of a tender offer, or upon approval by the Company's shareholders of a merger or similar transaction providing for the exchange of more than 50% of the Company's shares into cash, property or securities of a third party, all options held by the Named Executive Officers under the stock option plans will become immediately exercisable.

(2) The potential realizable value is based on the assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term as specified by the SEC. These increases in value are based on assumptions required under the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the Common Stock as well as the option holder's continued employment with the Company.

(3) The grants were made in December 1996.

(4) This grant was made in September 1997 upon promotion to President and Chief Operating Officer.

AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED OCTOBER 31, 1997,
  AND FISCAL YEAR END OPTION VALUES

                                                                             NUMBER OF SECURITIES
                                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                            SHARES           VALUE           FISCAL YEAR END(#)(3)         FISCAL YEAR END($)(4)
                                         ACQUIRED ON        REALIZED      ---------------------------   ---------------------------
NAME                                    EXERCISE(#)(1)       ($)(2)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    --------------   --------------   -----------   -------------   -----------   -------------
Wendell P. Hurlbut....................      75,000         1,725,000        42,500         55,500         1,070,000       942,750
Robert W. Cremin......................      65,000         1,681,251        31,250         83,750           634,688     1,176,188
Robert W. Stevenson...................      55,000         1,555,313        18,125         24,375           468,125       398,125
Larry A. Kring........................      --                --            89,375         23,125         2,459,375       361,875
Stephen R. Larson.....................      --                --            69,375         23,125         1,763,750       361,875

------------------------

(1) All of the shares were acquired under the cashless exercise procedure provided for in the Company's 1987 Stock Option Plan. The procedure provides for payment of the exercise price of the options and Federal taxes incurred upon such exercise by the optionees through withholding of shares otherwise issuable upon such exercise, valued at market on the date of exercise. The net number of shares issued pursuant to such exercise was as follows:
    Mr. Hurlbut, 32,499; Mr. Cremin, 32,660; and Mr. Stevenson, 28,878.

(2) The value realized is the difference between the fair market value of the underlying Common Stock at the time of exercise and the aggregate exercise price of the options.

(3) Exercisable/unexercisable amounts are as of October 31, 1997.

(4) Based on the closing price of the Common Stock on October 31, 1997, as reported by the New York Stock Exchange ($36.375), less the exercise price, multiplied by the number of in-the-money options held. There is no guarantee that, if and when these options are exercised, they will have this value.

LONG-TERM INCENTIVE PLANS--AWARDS IN THE FISCAL YEAR ENDED OCTOBER 31, 1997

                                                                                                   ESTIMATED FUTURE
                                                                                                    ANNUAL PAYOUTS
                                                                                                   UNDER NON-STOCK
                                                                                 PERFORMANCE OR      PRICE-BASED
                                                                 NUMBER OF        OTHER PERIOD       PLANS($)(1)
                                                               SHARES, UNITS    UNTIL MATURATION   ----------------
NAME                                                          OR OTHER RIGHTS      OR PAYOUT       TARGET   MAXIMUM
----                                                          ---------------   ----------------   -------  -------
Wendell P. Hurlbut..........................................        --             1997-1999       275,000  412,500
Robert W. Cremin............................................        --             1997-1999       150,000  225,000
Robert W. Stevenson.........................................        --             1997-1999       100,000  150,000
Larry A. Kring..............................................        --             1997-1999        90,000  135,000
Stephen R. Larson...........................................        --             1997-1999        90,000  135,000

------------------------

(1) The above awards were made pursuant to the Company's long-term incentive compensation plan which was instituted November 1, 1996. The new plan is based on three groups of objectives: GROUP I establishes target earnings per share growth and target return on shareholders equity; GROUP II establishes strategic operating performance objectives for the Committee to monitor which may be altered from time to time by the Committee; and GROUP III establishes relative earnings per share and return on equity performance measurements compared to a peer group of companies and industries. Each of the three groups of objectives is weighted equally and the plan provides for annual updating of objectives when the Committee deems appropriate. Partial payments are to be made based on performance for each year. (See Compensation Committee Report, following this section.)

RETIREMENT BENEFITS

    The Named Executive Officers are covered by a tax-qualified defined benefit retirement plan (which covers substantially all U.S. employees of the Company) and a Supplemental Executive Retirement Plan ("SERP") which requires an employee contribution of 1% of annual compensation. Under the plans, benefits accrue until retirement, limited to 30 years of service, with normal retirement at age
65. Under the tax-qualified defined benefit retirement plan, retirees are entitled to receive an annuity computed under a five-year average compensation formula, which includes salary, amounts earned under annual and long-term incentive compensation plans and amounts realized upon exercise of stock options, less expected Social Security benefits. The SERP provides benefits in excess of statutory limits and entitles retirees to receive an annuity computed under a restricted version of the five-year average compensation formula, which excludes amounts earned under the long-term incentive compensation plan and amounts realized upon exercise of stock options. The SERP also provides that Mr. Hurlbut receive retirement plan service maximums at age 65. The retirees may select either a life annuity or one of several alternative forms of payment with an equivalent actuarial value.

    The approximate annual annuity payable upon retirement to the Named Executive Officers is shown in the following table. The amounts shown are for retirement at age 65. Benefits are integrated with Social Security based on the career average Social Security wage base in effect in 1997. To the extent the Social Security wage base is increased after 1997, the benefits payable under the retirement plan would be lower than the amounts shown.

PENSION PLAN TABLE

                                                                         YEARS OF CREDITED SERVICE AT RETIREMENT
                                                              --------------------------------------------------------------
AVERAGE COMPENSATION                                              10           15           20           25           30
--------------------                                          ----------   ----------   ----------   ----------   ----------
$100,000....................................................  $ 13,500     $ 20,200     $ 26,900     $ 33,600     $ 40,400
 250,000....................................................    37,500       56,200       74,900       93,600      112,400
 400,000....................................................    61,500       92,200      122,900      153,600      184,400
 550,000....................................................    85,500      128,200      170,900      213,600      256,400
 700,000....................................................   109,500      164,200      218,900      273,600      328,400
 850,000....................................................   133,500      200,200      266,900      333,600      400,400

    The Named Executive Officers currently have the following completed years of credited service for purposes of the defined benefit retirement plan:
Mr. Hurlbut, 30; Mr. Stevenson, 24; Mr. Cremin, 20; Mr. Kring, 4; and
Mr. Larson, 18.

TERMINATION AGREEMENTS

    The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of certain changes in ownership or control by assuring compensation benefits if an officer is terminated "Without Cause" or resigns for "Good Reason," as defined in the agreements. In the event of such termination within two years after a change in ownership or control, the agreements provide for lump sum payments equal to twice the average compensation received during the prior two years, payment of certain legal fees and expenses associated with the termination and insurance benefits for the remainder of the initial two-year period or until other full-time employment is accepted.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PRINCIPLES

    The Compensation & Stock Option Committee (the "Committee") is responsible for administering the compensation program for the executive officers of the Company. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the executive compensation programs.

    The Company's executive compensation practices are based on principles designed to align executive compensation with Company objectives, business strategy, management initiatives and financial performance. In applying these principles the Committee has established a program to:

    - Support a performance-oriented environment that rewards performance not only with respect to the Company's annual results but also Company performance as compared to that of longer-term industry performance levels.

    - Reward executives for long-term strategic management and the enhancement of shareholder value.

    - Attract and retain key executives critical to the success of the Company.

EXECUTIVE COMPENSATION PROGRAM

    Each executive's total compensation consists of both cash and equity-based compensation. The cash portion consists of salary, an annual incentive plan and a long-term incentive plan. The equity portion consists of awards under the Company's stock option plans.

SALARY:

    The Committee determines the initial salary for key executive officers based upon surveys of salaries for positions of comparable responsibility taking into account competitive norms and the experience of the person being considered. Subsequent salary changes are based upon individual performance or changes in responsibilities.

ANNUAL INCENTIVE PLAN:

    At the beginning of the fiscal year, the Committee establishes a "target" award amount for each executive (stated as a percentage of the executive's base salary) and performance measurement goals for the year. The award amount calculated pursuant to the plan formula can range from 0% to 150% of each executive's "target" award amount.

    After award amounts are computed under the plan formula, the Committee may, at its discretion, adjust the actual amount paid to each executive upward or downward by as much as 25% of the greater of the executive's computed award or the executive's target award amount. The ability of the Committee to make subjective adjustments to award amounts reflects the Committee's concern that the performance of the Company measured against the goals established at the beginning of the year may not fully reflect the achievements of management. No award may exceed 112.5% of the executive's base salary.

    For 1997, the Committee selected earnings per share as the sole performance goal. Award amounts computed under the plan formula ranged from 27% to 82% of base salary. No adjustments under the discretionary formula were made.

LONG-TERM INCENTIVE PLAN:

    Effective November 1, 1996, the Committee adopted a long-term incentive compensation plan covering the three fiscal year period ending in October 1999. The new plan is based on three groups of objectives: GROUP I establishes target earnings per share growth and target return on shareholders equity; GROUP II establishes strategic operating performance objectives for the Committee to monitor which may be altered from time to time by the Committee; and GROUP III establishes relative earnings per share and return on equity performance measurements compared to a peer group of companies and industries. Each of the three groups of objectives is weighted equally and the plan provides for annual updating of objectives when the Committee deems appropriate.

    The plan contemplates partial payouts after the close of each fiscal year based on Committee evaluation of performance and based upon certain dollar targets established for each participant at the beginning of each fiscal year. These partial payouts are limited to 100% of salary for each year an executive receives payments under the plan. For fiscal 1997, no earned payout to a plan participant exceeded 68% of salary.

STOCK OPTIONS:

    The portion of the long-term incentives provided from stock options contemplates annual awards of stock options roughly equal in market value to the current salary of each senior executive. The Committee regularly reviews each executive's situation and annually grants additional options. In December 1996 and 1997, the Committee awarded the officers options to purchase, in the aggregate, 70,000 and 53,500 shares, respectively, of the Company's Common Stock at fair value on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee believes the CEO's compensation should be structured so that the payouts from the annual incentive plan and the long-term incentive plan relate closely to the Company's performance and, has followed a policy of providing the CEO a compensation package for target Company performance which, in addition to base salary, would pay cash incentives of up to 125% of salary. On January 1, 1997 the CEO's salary was increased to $425,000. His award under the 1997 annual incentive plan was $349,350 (82% of base salary), and the earned portion of the long-term incentive plan was $287,100 (68% of salary). In December 1996 and 1997, the Committee awarded the CEO options to purchase 18,000 and 12,500 shares, respectively, of the Company's Common Stock at fair market value on the date of grant.

    Each year, the Committee separately reviews the CEO's salary and participation levels in both the annual incentive plan and long-term incentive plan.

    It is the Company's general policy to provide that compensation payable under its executive compensation plans and arrangements will not fail to be deductible by reason of the million dollar limit on deductible compensation provided under Section 162(m) of the Internal Revenue Code. However, exceptions may be made on a case-by-case basis.

                                          Respectfully submitted,

                                          ROBERT F. GOLDHAMMER, CHAIRMAN
                                          E. JOHN FINN
                                          MALCOLM T. STAMPER

                      COMMON STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the cumulative total return to shareholders on the Common Stock during the years 1992 through 1997 with the cumulative total return of the Standard & Poor's 500 Stock Index, and the Standard & Poor's Capital Goods Index. The cumulative total return on the Company's Common Stock and each index assumes the value of each investment was $100 on October 31, 1992, and that all dividends were reinvested. The measurement dates plotted below indicate the last trading date of each fiscal year shown. The stock price performance shown in the graph is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               ESTERLINE TECHNOLOGIES        S&P 500 STOCK INDEX        S&P CAPITAL GOODS INDEX
10/92                   100                          100                            100
10/93                 76.92                       114.94                         110.19
10/94                126.92                       119.39                         127.63
10/95                237.18                       150.96                         158.64
10/96                239.74                       187.33                         205.98
10/97                373.08                       247.48                         257.53

                       SELECTION OF INDEPENDENT AUDITORS

    The selection by the Board of Directors, on the recommendation of the Audit Committee, of Deloitte & Touche LLP, Seattle, Washington, as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1998, is to be submitted to the meeting for ratification. Said firm has audited the financial statements of the Company since 1987.

    Representatives of Deloitte & Touche LLP will be present at the 1998 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

    The Company is not obligated by law or its Certificate of Incorporation or Bylaws to seek ratification of the directors' selection of auditors, but does so as a matter of corporate policy. If the selection of auditors is not ratified by shareholders, the Board may continue to use Deloitte & Touche LLP as auditors or select new auditors if, in the opinion of the Board, such a change would be in the best interest of the Company and its shareholders; any such change would not be expected to be submitted to shareholders for ratification prior to the 1999 annual meeting.

    The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP as independent auditors.

            COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

    Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act, as amended, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 1997.

                                 OTHER MATTERS

    As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

                         SHAREHOLDER PROPOSALS FOR 1999

    An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 1999 annual meeting must notify the Secretary of the Company. The proposal must be received at the Company's executive office no later than September 15, 1998. A shareholder must have been a registered or beneficial owner of at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $1,000 for at least one year prior to submitting the proposal and the shareholder must continue to own such stock through the date on which the meeting is held.

                                          By order of the Board of Directors

                                          /s/ Robert W. Stevenson

                                          ROBERT W. STEVENSON
                                          EXECUTIVE VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

                                          January 23, 1998

                                                   /X/ Please mark your votes
                                                       as in this example.

                                                            FOR AGAINST ABSTAIN
(1) Election of the             (2)  Ratification of        / /   / /     / /
following Nominees as           Deloitte & Touche LLP as
Directors to serve a term       the Company's independent
of three years: Richard R.      auditors for fiscal year
Albrecht, John F. Clearman,     1998.
Paul G. Schloemer.

 FOR  WITHHELD                  (3)  In their discretion,   / /   / /
 / /    / /                     the holders of this proxy
                                are authorized to vote upon
                                such other business as may
                                properly come before the
                                meeting or any adjournment
                                or postponement thereof.

INSTRUCTION:  To withhold authority
for any individual nominee, print
that nominee's name in the following
space:

                           This proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card and FOR each of the proposals referred to hereon; if no specification is made, a vote FOR all of said nominees and FOR approval of all of said proposals will be entered.

                           The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.


Signature(s)                                                   Date
            --------------------------------------------------      ----------
Please sign exactly as name appears on this proxy. If stock is held jointly, each owner should sign. Persons signing in a representative capacity should give their title.
PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.


                                 FOLD AND DETACH HERE

                    ESTERLINE TECHNOLOGIES CORPORATION


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wendell P. Hurlbut and Robert W. Stevenson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 4, 1998, or at any adjournment thereof. The undersigned directs that this proxy be voted as follows:




                    (CONTINUED AND TO BE SIGNED ON OTHER SIDE)


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                          FOLD AND DETACH HERE